                                EXHIBIT 12.1

       COMPUTATION OF RATIO OR DEFICIENCY OF EARNINGS TO FIXED CHARGES



                                                                               Predecessor
                                                        -------------------------------------------------------------------------
                                                                                                   Three Months    Period from
                                                                                                       Ended     January 1, 1996
                                                        ------------------------------------------   March 30,   to September 16,
                                                        1992       1993         1994       1995         1996          1996
                                                        -------------------------------------------------------------------------
                                                                                    (Dollars in thousands)
Earnings (loss) before fixed charges:
  Income (loss) before reorganization
    items, income taxes and extraordinary
    items                                               $(5,645)   $(15,262)    $(51,655)  $(101,517)   $(13,586)    $(16,234)
Add:
  Interest Expense                                        1,487      13,200       36,051      61,676      14,937       32,252
  Estimated portion of rental expense
    attributable to interest                                 13          71          218         445         143          241
                                                        ---------------------------------------------------------------------
                                                         (4,145)     (1,991)     (15,386)    (39,396)      1,494       16,259

Fixed Charges:
  Interest, including portion capitalized                 1,880      15,024       41,951      62,928      14,937       32,252
  Accretion of redeemable preferred
    limited partnership interests                           430       5,030        5,853       6,117       1,566        4,545
Rental expense attributable to interest                      13          70          218         445         143          241
                                                        ---------------------------------------------------------------------
Total Fixed Charges                                       2,323      20,124       48,022      69,490      16,646       37,038
                                                        ---------------------------------------------------------------------
Excess (deficiency) of earnings to fixed
    charges                                             $(6,468)    $(22,115)   $(63,408)  $(108,886)   $(15,152)    $(20,779)
                                                        =====================================================================
Ratio of earnings to fixed charges                         N/A          N/A        N/A         N/A         N/A          N/A
                                                        =====================================================================



                                                                              The Company
                                                     -------------------------------------------------------------
                                                           Period from               Pro Forma        Three Months
                                                        September 17,1996           Year Ended            Ended
                                                         to December 31,            December 31,        March 29,
                                                              1996                     1996               1997
                                                     --------------------------------------------------------------
Earnings (loss) before fixed charges:
  Income (loss) before reorganization
    items, income taxes and extraordinary
    items                                               $17,421                   $35,708             $ 7,606
Add:
  Interest Expense                                        4,628                    18,113               4,104
  Estimated portion of rental expense
    attributable to interest                                 78                       318                 105
                                                        -----------------------------------------------------------
                                                         22,127                    54,139              11,815
Fixed charges:
  Interest, including portion capitalized                 4,628                    18,113               4,104
  Accretion of redeemable preferred
    limited partnership interests                             -                         -                   -
Rental expense attributable to interest                      78                       318                 105
                                                        -----------------------------------------------------------
Total Fixed Charges                                       4,706                    18,431               4,209
                                                        -----------------------------------------------------------
Excess (deficiency) of earnings to fixed
    charges                                             $17,421                   $35,708              $7,606
                                                        ===========================================================
Ratio of earnings to fixed charges                         4.70                      2.94                2.81
                                                        ===========================================================